Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-06741 and 333-109777) pertaining to the WesBanco, Inc. KSOP of our report dated June 4, 2004, with respect to the financial statements and schedules of the WesBanco, Inc. KSOP included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

June 24, 2004
Pittsburgh, Pennsylvania